MorisonCogen LLP
Certified Public Accountants • Business Consultants
Independent member Morison Global

October 4, 2024

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 1-U for the event that occurred on September 30, 2024, to be filed by our former client, Landa App LLC. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Additionally, we are not in a position to agree or disagree with the statements in the last two paragraphs.

Very truly yours,

Morison Cogen LLP

Morison Cogen LLP
Blue Bell, Pennsylvania